Exhibit 23.1

AVITAS, Inc. World Headquarters
14520 Avion Parkway, Suite 300
Chantilly, Virginia 20151 USA
Phone: 703.476.2300
Fax: 703.860.5855
www.avitas.com

January 28, 2013

Ms. Carol H. Forsyte

Executive Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Re:                             Written Consent to Preliminary Prospectus Supplement and

Prospectus Supplement of Air Lease Corporation

Dear Ms. Forsyte:

We hereby consent to the reference to our firm under the heading “Experts” and to the use of information contained in our report entitled “Report on the Aviation Industry,” dated January 2013, in the preliminary prospectus supplement and prospectus supplement of Air Lease Corporation for the offering of its senior unsecured notes in a registered offering pursuant to the Registration Statement on Form S-3 (File No. 333-184382).

Sincerely,

John W. Vitale

President & CEO